Exhibit 5.1

27 July 2020

Calliditas Therapeutics AB (publ)

Box 703 51

107 24 Stockholm

Ladies and Gentlemen,

Calliditas Therapeutics AB (publ) – Registration Statement on Form S-8 – Exhibit 5.1

We, Swedish law firm Advokatfirman Vinge KB, have acted as Swedish legal counsel to Calliditas Therapeutics AB (publ) (the “Company”), a company incorporated under the laws of Sweden, in connection with the Company’s registration statement on Form S-8 (the “Registration Statement”) as filed publicly with the U.S. Securities and Exchange Commission (the “SEC”) on the date hereof under the Securities Act of 1933, as amended (the “Securities Act”). For the purposes of this letter, the ordinary shares in the capital of the Company each having a quota value of SEK 0.04 are referred to as “Ordinary Shares”.

The extraordinary general meeting in the Company held on 3 March 2020 (the “EGM”) adopted a long-term incentive program for the Company’s management and key personnel (including employees and consultants) (“ESOP 2020”), pursuant to which an aggregate of up to 1,500,000 employee stock options (Sw. personaloptioner) to acquire Ordinary Shares (the “Options”) may be allocated to participants in ESOP 2020. The board of directors of the Company (the “Board”) may grant Options to participants, on one or several occasions, between the annual general meeting 2020 and the annual general meeting 2021. To ensure the delivery of Ordinary Shares underlying the Options in accordance with ESOP 2020, and for hedging of social security costs, the EGM resolved to issue not more than 1,500,000 warrants (Sw. teckningsoptioner) (the “ESOP Warrants”), whereby the Company’s share capital could be increased by not more than SEK 60,000 upon exercise of ESOP Warrants for subscription and registration with the Swedish Companies Registration Office (Sw. Bolagsverket) (the “SCRO”) of Ordinary Shares. All 1,500,000 ESOP Warrants were immediately thereafter subscribed for by the Company’s wholly owned subsidiary, Nefecon AB (which in accordance with the EGM’s resolution shall be entitled to transfer the ESOP Warrants to participants or a financial intermediary in connection with exercise) and registered with the SCRO. ESOP 2020 contains a United States Sub-Plan (the “US Sub-Plan”), applicable to ESOP 2020 participants who are or are expected to become US residents or otherwise subject to US federal tax laws.

On 1 July 2020, the Board resolved to grant 974,000 Options to participants in ESOP 2020. Out of that total, 330,000 Options were allocated to employees comprised by the US Sub-Plan. After the three-year vesting period for the Options granted, up to 974,000 Ordinary Shares will be issued upon the exercise of ESOP Warrants, due in turn to exercise of Options.

The annual general meeting in the Company held on 25 June 2020 (the “AGM”) adopted a long-term performance-based incentive program for certain members of the Board (“Board LTIP 2020”), pursuant to which an aggregate of up to 40,000 shares awards to acquire Ordinary Shares (the “Share Awards”) may be allocated to participants in Board LTIP 2020. Share Awards should be granted to participants as soon as practicable after the AGM. To ensure the delivery of Ordinary Shares underlying the Share Awards in accordance with Board LTIP 2020, the AGM resolved to issue not more than 40,000 warrants (the “Board Warrants”), whereby the Company’s share capital could be increased by not more than SEK 1,600 upon exercise of Board Warrants for subscription and registration with the SCRO of Ordinary Shares. 31,371 Board Warrants were immediately thereafter subscribed for by the Company’s wholly owned subsidiary, Nefecon AB (which in accordance with the AGM’s resolution shall be entitled to transfer the Board Warrants to participants or a financial intermediary in connection with exercise) and registered with the SCRO.

On 25 June 2020, 31,371 Share Awards were granted to participants in Board LTIP 2020. After the three-year vesting period for the Share Awards granted (or, in the event of a public take-over, asset sale, liquidation, merger or any other similar transaction, upon completion of such transaction), up to 31,371 Ordinary Shares will be issued upon the exercise of Board Warrants, due in turn to exercise of Share Awards.

We have examined originals or copies of: (i) the Registration Statement, (ii) the main terms of ESOP 2020 adopted by the EGM, (iii) the main terms of Board LTIP 2020 adopted by the AGM, (iv) the articles of association of the Company adopted on 25 June 2020, (v) the minutes of the EGM and the AGM, respectively, (vi) the detailed terms, agreements and US Sub-Plan of ESOP 2020, (vii) the detailed terms and agreements of Board LTIP 2020, (viii) the minutes of the board meetings in the Company resolving on the documents referred to in (vi), the allocations of Options under ESOP 2020 and the allotments of the Board Warrants and the ESOP Warrants to Nefecon AB, (ix) the minutes of the board meetings in Nefecon AB and subscription lists executed by Nefecon AB to subscribe for the Board Warrants and the ESOP Warrants, (x) the minutes of the nomination committee in the Company approving the documents referred to in (vii) as well as the allocations of Share Awards under Board LTIP 2020 and (xi) a registration certificate (Sw. registreringsbevis) for the Company, issued by the SCRO, on 08:00 a.m. CEST on 27 July 2020, showing relevant entries in the Swedish Company Registry as per such date.

In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. We have further assumed that the EGM, the AGM and the board meetings referred to in (viii), (ix) and (x) above were duly convened. For the purposes of this letter we have made no examination of the files or records of any company or any governmental or regulatory agency or authority or any other entity or person nor have we examined any other documents or instruments than those expressly set out above. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others. We have assumed for the purposes of this letter that all documents to be executed under ESOP 2020 and Board LTIP 2020, respectively, have been duly authorized, executed and delivered by each of the parties thereto other than the Company and that ESOP 2020 and Board LTIP 2020 have been, and will at all times be, operated in accordance with their respective terms.

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that under the laws of Sweden, the Ordinary Shares to be issued upon exercise in accordance with the above will, when (i) the Company has taken all necessary actions to issue the Ordinary Shares in compliance with the then applicable provisions of the Company’s articles of association, the laws of Sweden and the terms of ESOP 2020 and Board LTIP 2020 respectively, (ii) the Ordinary Shares have been properly subscribed for on subscription lists by the holder of ESOP Warrants and Board Warrants respectively, (iii) the Ordinary Shares have been properly allotted by the Board, and (iv) the Company has received in full all amounts payable under ESOP 2020 and Board LTIP 2020 in respect of the Ordinary Shares, be validly issued, fully paid for and non-assessable.

This opinion is given in Sweden and shall be governed by and construed in accordance with the laws of Sweden.

This opinion is: (i) confined to and is given on the basis of the laws of Sweden and practice as they exist at the date hereof and we have made no investigations of the laws or practices of any jurisdiction other than Sweden as a basis for the opinions expressed above and nothing in this opinion should be construed as expressing an opinion based on the laws of another jurisdiction; (ii) strictly limited to the matters stated herein and is not to be read as extending by implication to any other matters in connection with the various agreements referred to herein or the transactions contemplated by such agreements; and (iii) given solely for the purposes of the Registration Statement and we assume no obligation to advise you of any changes in the foregoing subsequent to the date set out at the beginning of this opinion and this opinion speaks only as of that date.

This letter is addressed to you in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder with respect to any part of the Registration Statement.

Other than for the purpose set out in the prior paragraph, this letter may not be relied upon, or assigned, for any purpose, without our prior written consent, which may be granted or withheld in our discretion.

Very truly yours,

/s/ Dain Hård Nevonen	/s/ Sofie Bjärtun
Dain Hård Nevonen	Sofie Bjärtun